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                                  May 4, 2000





Career Education Corporation
2895 Greenspoint Parkway
Suite 600
Hoffman Estates, IL 60195

Re:  Registration Statement on Form S-3
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Ladies and Gentlemen:

     We have acted as counsel for Career Education Corporation, a Delaware corporation (the "Company"), and certain stockholders of the Company (the "Selling Stockholders") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission under Rule 462(b) of the Securities Act of 1933, as amended. The Registration Statement relates to a sale by the Company of up to an aggregate of 150,000 shares (172,500 shares if the underwriters' over-allotment option is exercised in full) of the Company's Common Stock, $.01 par value per share (the "Common Stock").

     In connection with this opinion, we have relied as to matters of fact upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Underwriting Agreement among the Company, the Selling Stockholders and Credit Suisse First Boston Corporation, Chase Securities Inc. and Salomon Smith Barney Inc., as representatives of the several underwriters to be named therein (the "Underwriting Agreement"), (c) the Amended and Restated Certificate of Incorporation of the Company, (d) the Amended and Restated By-laws of the Company and (e) resolutions adopted by the Board of Directors of the Company.

     In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.
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Career Education Corporation
May 4, 2000
Page 2


     Based upon and subject to the foregoing, it is our opinion that up to the 172,500 shares of Common Stock covered by the Registration Statement (including up to the 22,500 shares issuable upon exercise of the underwriters' over-allotment option), when sold by the Company and the Selling Stockholders and paid for in accordance with the provisions of the Underwriting Agreement, will be legally issued, fully paid and non-assessable shares of Common Stock.

     Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

     We hereby consent to the reference to our name in the Registration Statement under the caption "Legal Matters" and further consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations thereunder.


                                    Very truly yours,


                                    KATTEN MUCHIN ZAVIS